EXHIBIT 99

PRESS RELEASE DATED APRIL 25, 2018

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2018 RESULTS

NOTABLE ITEMS INCLUDE:

•	EARNINGS PER SHARE INCREASED 4.8% TO $0.22 FOR THE FIRST QUARTER OF 2018, COMPARED TO $0.21 FOR THE FIRST QUARTER OF 2017, AND A LOSS PER SHARE OF $0.04 FOR THE FOURTH QUARTER OF 2017, INCLUDING

•	$0.02 and $0.04 per share in additional tax benefits related to stock option exercises in the first quarters of 2018 and 2017, respectively

•	$0.02 per share in income related to bank owned life insurance proceeds exceeding the cash surrender value of the underlying life insurance policies in the first quarter of 2017

•	$0.23 per share in tax expense related to Federal enacted tax reform in the fourth quarter of 2017

•	TOTAL ASSETS INCREASED TO $4.1 BILLION, OR 1.9%, AND EQUITY TO ASSETS DECREASED TO 15.8% FROM YEAR END 2017, INCLUDING

•	Loan balances remained stable at $3.1 billion

•	Securities increased by $78.8 million, or 14.7%

•	DEPOSITS, EXCLUDING BROKERED, INCREASED 2.8% FROM YEAR END 2017

•	NET INTEREST MARGIN DECREASED TO 2.93%, OR 11 BASIS POINTS, FOR THE FIRST QUARTER OF 2018, AS COMPARED TO 3.04% FOR THE FIRST QUARTER OF 2017, AND 2.96% FOR THE FOURTH QUARTER OF 2017

•	EFFICIENCY RATIO INCREASED TO 57.18% FOR THE FIRST QUARTER OF 2018 COMPARED TO 56.92% FOR THE FIRST QUARTER OF 2017, INCLUDING

•	A reduction in non-interest expense of $418 thousand, or 2.4%

•	An increase of net interest income of $867 thousand, or 3.2%

•
A decrease in non-interest income of $1.7 million, or 42.0%, related primarily to $1.5 million in income on bank owned life insurance proceeds exceeding the cash surrender value of the underlying life insurance policies in the first quarter of 2017

•	ASSET QUALITY REMAINED STABLE COMPARED TO DECEMBER 31, 2017, WITH NONPERFORMING ASSETS AT 0.16% OF TOTAL ASSETS AND NON PERFORMING LOANS AT 0.18% OF TOTAL LOANS

•	CASH DIVIDEND DECLARED OF $0.10 PER SHARE OF COMMON STOCK, PAYABLE MAY 23, 2018 TO STOCKHOLDERS OF RECORD AS OF MAY 9, 2018

WOODBRIDGE, NEW JERSEY, APRIL 25, 2018....NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.23 and $0.22, respectively, for the quarter ended March 31, 2018, compared to a loss per common share of $0.04 for the quarter ended December 31, 2017, and basic and diluted earnings per common share of $0.22 and $0.21, respectively, for the quarter ended March 31, 2017. Earnings for the quarter ended March 31, 2018, benefited from a lower effective tax rate due to the recently enacted federal tax reform (the “Tax Reform Act”), which reduced the federal statutory corporate tax rate to 21% in the first quarter of 2018 from 35% in the fourth quarter of 2017, as well as $869,000, or $0.02 per diluted share, of excess tax benefits from the exercise or vesting of equity awards. Earnings for the quarter ended December 31, 2017, include an estimated tax charge of $10.5 million, or $0.23 per diluted share, primarily associated with a reduction in the valuation of the Company's net deferred tax assets related to the Tax Reform Act which resulted in the Company recording an adjustment of $10.5 million to reduce its net deferred tax assets, with a corresponding charge to income tax expense. Earnings for the quarter ended March 31, 2017, benefited from $1.7 million, or $0.04 per diluted share, of excess tax benefits and $1.5 million, or $0.02 per diluted share, of tax-exempt income from bank-owned life insurance proceeds in excess of the cash-surrender value of the policies.
Commenting on the first quarter 2018 results, Steven M. Klein, the Company's President and Chief Executive Officer, noted, “Earnings continued to increase in the first quarter as we remained focused on deploying the Company’s significant capital base through deposit growth and asset generation opportunities, while managing our net interest margin and operating expenses.” Mr. Klein continued, “Our success in the first quarter in growing deposits allowed us to decrease our borrowings and increase our total assets. While rising interest rates and competition for high quality loans presents significant challenges to growing our loan portfolio, Northfield remains committed to our underwriting standards, and our team was successful in maintaining our loan balances. The rise in market interest rates, while increasing competition for deposits and placing downward pressure on our net interest margin, also presents opportunities to invest in higher yielding shorter term high quality securities to increase our earnings and liquidity, while maintaining an appropriate interest rate risk position.”
Mr. Klein further noted, “I'm pleased to announce that the Board of Directors has declared a dividend of $0.10 per common share, payable on May 23, 2018, to stockholders of record on May 9, 2018.”
Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2018 and 2017

Net income was $10.4 million and $9.9 million for the quarters ended March 31, 2018, and March 31, 2017, respectively. Significant variances from the comparable prior year quarter are as follows: an $867,000 increase in net interest income, a $338,000 decrease in the provision for loan losses, a $1.7 million decrease in non-interest income, a $418,000 decrease in non-interest expense, and a $616,000 decrease in income tax expense.

Net interest income for the quarter ended March 31, 2018, increased $867,000, or 3.2%, primarily due to a $255.2 million, or 7.2%, increase in our average interest-earning assets, partially offset by an 11 basis point decrease in our net interest margin to 2.93% from 3.04% for the quarter ended March 31, 2017. The increase in average interest-earning assets was primarily attributable to increases in average loans outstanding of $157.6 million, average mortgage-backed securities of $34.5 million, average other securities of $33.0 million, and average interest-earning deposits in financial institutions of $31.6 million. The increase in average loans was due to loan pool purchases and originated loan growth. Net interest income for the quarter ended March 31, 2018 included loan prepayment income of $628,000, as compared to $327,000 for the quarter ended March 31, 2017. Yields earned on interest-earning assets increased four basis points to 3.69% for the quarter ended March 31, 2018, from 3.65% for the quarter ended March 31, 2017, driven by higher yields on all asset classes. The cost of interest-bearing liabilities increased 19 basis points to 0.98% for the current quarter as compared to 0.79% for the comparable prior year quarter, due to higher rates on interest-bearing deposits and borrowed funds, attributable to the rising rate environment.

The provision for loan losses decreased by $338,000 to $34,000 for the quarter ended March 31, 2018, from $372,000 for the quarter ended March 31, 2017, primarily due to lower loan origination volume compared to the first quarter of 2017, coupled with improving asset quality trends, partially offset by higher net-charge-offs. Net charge-offs were $22,000 for the quarter ended March 31, 2018, compared to net recoveries of $317,000 for the quarter ended March 31, 2017. The 2017 quarter benefited from insurance proceeds received related to a previously impaired loan, resulting in net recoveries.

Non-interest income decreased $1.7 million, or 42.0%, to $2.4 million for the quarter ended March 31, 2018, as compared to $4.1 million for the quarter ended March 31, 2017. The decrease was primarily due to $1.5 million of income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies, received in the first quarter of 2017. In addition, gains on securities transactions, net, decreased by $247,000, primarily due to lower gains on trading securities. Securities gains, net, in the quarter ended March 31, 2018, included gains of $106,000 related to the Company’s trading portfolio, while the comparative 2017 quarter included gains of $408,000 related to the Company’s trading portfolio. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense decreased $418,000, or 2.4%, to $17.1 million for the quarter ended March 31, 2018, from $17.5 million for the quarter ended March 31, 2017. The decrease was due primarily to a decrease of $855,000 in employee compensation and benefits, attributable to a decrease in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income, and a decrease in equity award expense, partially offset by an increase of $352,000 in other expense, primarily due to higher advertising expenses.

The Company recorded income tax expense of $2.3 million for the quarter ended March 31, 2018, compared to $3.0 million for the quarter ended March 31, 2017. The effective tax rate for the quarter ended March 31, 2018, was 18.3% compared to 22.9% for the quarter ended March 31, 2017. The effective tax rate for the first quarter of 2018 was lower due to the enactment of the

Tax Reform Act, which reduced the federal statutory corporate tax rate to 21% in the first quarter of 2018 from 35% in the fourth quarter of 2017, partially offset by lower excess tax benefits of $869,000 in the first quarter of 2018, as compared to $1.7 million in the first quarter of 2017. Excess tax benefits will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards. In addition, the effective tax rate for the quarter ended March 31, 2017, also benefited from $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

Comparison of Operating Results for the Three Months Ended March 31, 2018, and December 31, 2017

Net income was $10.4 million for the quarter ended March 31, 2018, as compared to a net loss of $1.7 million for the quarter ended December 31, 2017. Significant variances from the prior quarter are as follows: a $13.3 million decrease in income tax expense, a $411,000 decrease in net interest income, and a $738,000 increase in non-interest expense. Net income for the quarter ended December 31, 2017 included an estimated tax charge of approximately $10.5 million related to the enactment of the Tax Reform Act.

Net interest income for the quarter ended March 31, 2018, decreased by $411,000, or 1.5%, primarily due to an increase in the cost of interest-bearing liabilities, which increased seven basis points to 0.98% for the quarter ended March 31, 2018, as compared to 0.91% for the quarter ended December 31, 2017, which more than offset the increase in average interest-earning assets of $75.4 million, or 2.0%. Yields earned on interest-earning assets increased two basis points to 3.69% for the quarter ended March 31, 2018, from 3.67% for the quarter ended December 31, 2017, driven by an increase in the yields on all asset classes. Net interest income for the quarter ended March 31, 2018, included loan prepayment income of $628,000 as compared to $558,000 for the quarter ended December 31, 2017.

The provision for loan losses decreased by $6,000 to $34,000 for the quarter ended March 31, 2018, from $40,000 for the quarter ended December 31, 2017, primarily due to lower loan origination volume, partially offset by higher net charge-offs. Net charge-offs were $22,000 for the quarter ended March 31, 2018, compared to net recoveries of $21,000 for the quarter ended December 31, 2017.

Non-interest income remained level at $2.4 million for both quarters ended March 31, 2018 and December 31, 2017.

Non-interest expense increased $738,000, or 4.5%, to $17.1 million for the quarter ended March 31, 2018, from $16.4 million for the quarter ended December 31, 2017. The increase was primarily due to increases of $219,000 in compensation and employee benefits, which is related to increased staff due to a new branch opening, and annual merit increases effective January 2018, $286,000 in occupancy expenses primarily related to snow removal costs and increased rent expense associated with the new branch opening, $75,000 in data processing costs, and $121,000 in other expenses.

The Company recorded income tax expense of $2.3 million for the quarter ended March 31, 2018, compared to $15.7 million for the quarter ended December 31, 2017. The effective tax rate for the quarter ended March 31, 2018 was 18.3% compared to 112.3% for the quarter ended December 31, 2017. The effective tax rate for the quarter ended December 31, 2017, includes an estimated tax charge of $10.5 million related to the Tax Reform Act as noted above. Income tax expense for the quarter ended March 31, 2018 benefited from the lower federal statutory corporate and excess tax benefits of $869,000. There were no material excess tax benefits recorded in the quarter ended December 31, 2017.

Financial Condition
Total assets increased $77.8 million, or 1.9%, to $4.07 billion at March 31, 2018, from $3.99 billion at December 31, 2017. The increase was primarily due to an increase in our available-for sale debt securities portfolio of $78.8 million.

As of March 31, 2018, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 403%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include, monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Loans held-for-investment, net, increased $5.7 million to $3.15 billion at March 31, 2018, from $3.14 billion at December 31, 2017. Originated loans held-for-investment, net, remained level and totaled $2.43 billion at March 31, 2018 and December 31, 2017.

The following tables detail our multifamily real estate originations for the three months ended March 31, 2018 and 2017 (dollars in thousands):

For the Three Months Ended March 31, 2018
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$57,471	3.72%	51%	80	V	30 Years
1,400	3.93%	44%	180	F	15 Years
$58,871	3.72%	51%

For the Three Months Ended March 31, 2017
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$125,145	3.48%	61%	81	V	25 to 30 Years
2,290	3.76%	40%	180	F	15 Years
$127,435	3.48%	61%
Acquired loans increased by $3.9 million to $696.7 million at March 31, 2018, from $692.8 million at December 31, 2017, primarily due to purchases of one-to-four family residential mortgage loan pools during the quarter ended March 31, 2018, totaling $37.5 million, partially offset by paydowns. The geographic locations of the properties collateralizing the loans purchased are as follows: 32.7% in New York, 29.9% in California, 27.1% in Massachusetts, with the majority of the remaining balance in New Jersey.
The following table provides the details of the loan pools purchased during the three months ended March 31, 2018 (dollars in thousands):

Purchase Amount	Loan Type	Weighted Average Interest Rate(1)	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Original Amortization Term
$29,963	Residential	2.30%	55.0%	1	V	30 Years
4,368	Residential	3.67%	58.2%	346	F	15 - 30 Years
3,178	Residential	3.68%	60.1%	330	F	15 - 30 Years
$37,509		2.58%	55.8%
(1) Net of servicing fee retained by the originating bank
Purchased credit-impaired ("PCI") loans totaled $22.1 million at March 31, 2018, as compared to $22.7 million at December 31, 2017. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.1 million attributable to PCI loans for the three months ended March 31, 2018, as compared to $1.5 million for the three months ended March 31, 2017.

The Company’s available-for-sale debt securities portfolio increased by $78.8 million, or 15.3%, to $592.6 million at March 31, 2018, from $513.8 million at December 31, 2017. The increase was primarily attributable to purchases of mortgage-backed and corporate securities, partially offset by paydowns and sales. At March 31, 2018, $475.2 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $117.0 million in corporate bonds, all of which were considered investment grade at March 31, 2018, and $331,000 in municipal bonds.

Total liabilities increased $73.9 million, or 2.2%, to $3.43 billion at March 31, 2018, from $3.35 billion at December 31, 2017. The increase was primarily attributable to an increase in deposits of $68.1 million, and an increase in accrued expenses and other liabilities of $17.6 million, partially offset by decreases in other borrowings of $13.3 million, and securities sold under agreements to repurchase of $2.0 million. The increase in accrued expenses and other liabilities was primarily a result of $19.6 million due to securities brokers, which resulted from securities purchases which occurred prior to the end of the quarter March 31, 2018, but settled shortly after.

Deposits increased $68.1 million, or 2.4%, to $2.91 billion at March 31, 2018, as compared to $2.84 billion at December 31, 2017. The increase was attributable to increases of $95.3 million in certificates of deposit, and $14.0 million in transaction accounts, partially offset by decreases of $25.4 million in money market accounts, $9.3 million in savings accounts, and $6.4 million in brokered deposits.

Borrowings and securities sold under agreements to repurchase decreased by $15.3 million, or 3.2%, to $456.3 million at March 31, 2018, from $471.5 million at December 31, 2017. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies. The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at March 31, 2018 (dollars in thousands):

Year	Amount	Weighted Average Rate
2018	$97,080	1.75%
2019	123,502	1.48%
2020	90,000	1.65%
2021	70,000	1.80%
2022	20,000	1.97%
Thereafter	50,000	2.80%
	$450,582	1.79%

Total stockholders’ equity increased by $3.9 million to $642.8 million at March 31, 2018, from $638.9 million at December 31, 2017. The increase was primarily attributable to net income of $10.4 million for the three months ended March 31, 2018, and to a lesser extent a $2.6 million increase related to ESOP and equity award activity. These increases were partially offset by dividend payments of $4.6 million and a $4.5 million increase in unrealized losses on our securities available-for-sale portfolio as a result of an increased interest rate environment.

Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2018, and December 31, 2017 (dollars in thousands):

	March 31, 2018	December 31, 2017
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$4,152	$4,087
One-to-four family residential	797	774
Multifamily	417	417
Home equity and lines of credit	156	156
Commercial and industrial	72	74
Total non-accrual loans	5,594	5,508
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
One-to-four family residential	58	27
Other	—	1
Total loans delinquent 90 days or more and still accruing	58	28
Total non-performing loans	5,652	5,536
Other real estate owned	850	850
Total non-performing assets	$6,502	$6,386
Non-performing loans to total loans	0.18%	0.18%
Non-performing assets to total assets	0.16%	0.16%
Loans subject to restructuring agreements and still accruing	$17,544	$18,003
Accruing loans 30 to 89 days delinquent	$12,564	$12,044

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $12.6 million and $12.0 million at March 31, 2018, and December 31, 2017, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2018, and December 31, 2017 (dollars in thousands):

	March 31, 2018	December 31, 2017
Held-for-investment
Real estate loans:
Commercial	$4,207	$4,347
One-to-four family residential	5,141	4,162
Multifamily	1,957	3,298
Construction and land	592	6
Home equity and lines of credit	546	—
Commercial and industrial loans	92	202
Other loans	29	29
Total delinquent accruing loans held-for-investment	$12,564	$12,044

PCI Loans (Held-for-Investment)

At March 31, 2018, 10.5% of PCI loans were past due 30 to 89 days, and 21.6% were past due 90 days or more, as compared to 10.8% and 17.1%, respectively, at December 31, 2017.

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31
	2018	2017	2017
Selected Financial Ratios:
Performance Ratios(1)
Return on assets (ratio of net income (loss) to average total assets) (7) (8) (9)	1.04%	1.05%	(0.17)%
Return on equity (ratio of net income (loss) to average equity) (7) (8) (9)	6.61	6.44	(1.05)
Average equity to average total assets	15.79	16.29	16.22
Interest rate spread	2.71	2.86	2.76
Net interest margin	2.93	3.04	2.96
Efficiency ratio(2) (8)	57.18	56.92	53.91
Non-interest expense to average total assets	1.71	1.85	1.63
Non-interest expense to average total interest-earning assets	1.82	2.00	1.74
Average interest-earning assets to average interest-bearing liabilities	128.55	128.71	128.99
Asset Quality Ratios:
Non-performing assets to total assets	0.16	0.19	0.16
Non-performing loans(3) to total loans(4)	0.18	0.21	0.18
Allowance for loan losses to non-performing loans held-for-investment	463.05	392.18	472.63
Allowance for loan losses to originated loans held-for-investment, net(5)	1.04	1.08	1.04
Allowance for loan losses to total loans held-for-investment, net(6)	0.83	0.83	0.83

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.

(4)	Includes originated loans held-for-investment, PCI loans, and acquired loans.

(5)	Excludes PCI loans and acquired loans held-for-investment, and related reserve balances.

(6)	Includes PCI and acquired loans held-for-investment.
(7) The three months ended March 31, 2018 and March 31, 2017, include excess tax benefits of $869,000 and $1.7 million, respectively, related to the exercise or vesting of equity awards. There were no material excess tax benefits recorded in the quarter ended December 31, 2017.
(8) The three months ended March 31, 2017, includes $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.
(9) The three months ended December 31, 2017, includes an estimated tax charge of $10.5 million as a result of the enactment in the fourth quarter of 2017 of the Tax Reform Act, primarily attributable to the revaluation of our net deferred tax assets at the lower federal corporate income tax rate of 21%.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2018	December 31, 2017
ASSETS:
Cash and due from banks	$16,269	$17,446
Interest-bearing deposits in other financial institutions	36,305	40,393
Total cash and cash equivalents	52,574	57,839
Trading securities	9,822	9,597
Available-for-sale debt securities, at estimated fair value	592,574	513,782
Debt securities held-to-maturity, at amortized cost	9,873	9,931
Equity securities	1,194	1,339
Originated loans held-for-investment, net	2,427,755	2,425,275
Loans acquired	696,695	692,803
Purchased credit-impaired (PCI) loans held-for-investment	22,084	22,741
Loans held-for-investment, net	3,146,534	3,140,819
Allowance for loan losses	(26,172)	(26,160)
Net loans held-for-investment	3,120,362	3,114,659
Accrued interest receivable	11,125	10,713
Bank owned life insurance	151,386	150,604
Federal Home Loan Bank of New York stock, at cost	24,433	25,046
Premises and equipment, net	25,285	25,746
Goodwill	38,411	38,411
Other real estate owned	850	850
Other assets	31,320	32,900
Total assets	$4,069,209	$3,991,417

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$2,905,076	$2,836,979
Securities sold under agreements to repurchase	—	2,000
Federal Home Loan Bank advances and other borrowings	456,272	469,549
Advance payments by borrowers for taxes and insurance	18,206	14,798
Accrued expenses and other liabilities	46,837	29,214
Total liabilities	3,426,391	3,352,540
Total stockholders’ equity	642,818	638,877
Total liabilities and stockholders’ equity	$4,069,209	$3,991,417

Total shares outstanding	49,126,879	48,803,885
Tangible book value per share (1)	$12.28	$12.28

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $1.3 million and $1.4 million at March 31, 2018, and December 31, 2017, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Interest income:
Loans	$30,787	$29,008	$31,255
Mortgage-backed securities	2,726	2,356	2,383
Other securities	502	252	405
Federal Home Loan Bank of New York dividends	414	371	400
Deposits in other financial institutions	253	82	172
Total interest income	34,682	32,069	34,615
Interest expense:
Deposits	5,211	3,620	4,699
Borrowings	1,927	1,772	1,961
Total interest expense	7,138	5,392	6,660
Net interest income	27,544	26,677	27,955
Provision for loan losses	34	372	40
Net interest income after provision for loan losses	27,510	26,305	27,915
Non-interest income:
Fees and service charges for customer services	1,214	1,218	1,139
Income on bank owned life insurance	954	2,458	948
Gains on securities transactions, net	161	408	282
Other	76	63	74
Total non-interest income	2,405	4,147	2,443
Non-interest expense:
Compensation and employee benefits	9,117	9,972	8,898
Occupancy	3,096	2,957	2,810
Furniture and equipment	256	305	270
Data processing	1,224	1,161	1,149
Professional fees	763	870	740
FDIC insurance	297	258	269
Other	2,373	2,021	2,252
Total non-interest expense	17,126	17,544	16,388
Income before income tax expense	12,789	12,908	13,970
Income tax expense(1)	2,344	2,960	15,686
Net income (loss)	$10,445	$9,948	$(1,716)
Net income (loss) per common share:
Basic	$0.23	$0.22	$(0.04)
Diluted	$0.22	$0.21	$(0.04)
Basic average shares outstanding	45,780,027	45,022,365	45,528,498
Diluted average shares outstanding	46,999,775	46,926,074	45,528,498
(1) The quarter ended December 31, 2017, includes an estimated tax charge of $10.5 million as a result of the enactment of the Tax Reform Act, which was signed into law on December 22, 2017.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,132,162	$30,787	3.99%	$3,126,273	$31,255	3.97%	$2,974,577	$29,008	3.95%
Mortgage-backed securities (3)	486,045	2,726	2.27	443,012	2,383	2.13	451,590	2,356	2.12
Other securities (3)	91,268	502	2.23	79,728	405	2.02	58,229	252	1.76
Federal Home Loan Bank of New York stock	24,820	414	6.76	25,256	400	6.28	26,351	371	5.71
Interest-earning deposits in financial institutions	82,341	253	1.25	66,958	172	1.02	50,728	82	0.66
Total interest-earning assets	3,816,636	34,682	3.69	3,741,227	34,615	3.67	3,561,475	32,069	3.65
Non-interest-earning assets	243,054			254,238			283,845
Total assets	$4,059,690			$3,995,465			$3,845,320

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,682,346	$2,143	0.52%	$1,701,835	$2,091	0.49%	$1,736,163	$2,030	0.47%
Certificates of deposit	821,860	3,068	1.51	716,958	2,608	1.44	533,984	1,590	1.21
Total interest-bearing deposits	2,504,206	5,211	0.84	2,418,793	4,699	0.77	2,270,147	3,620	0.65
Borrowed funds	464,750	1,927	1.68	481,665	1,961	1.62	496,953	1,772	1.45
Total interest-bearing liabilities	2,968,956	7,138	0.98	2,900,458	6,660	0.91	2,767,100	5,392	0.79
Non-interest bearing deposits	404,990			399,888			383,029
Accrued expenses and other liabilities	44,608			46,903			68,603
Total liabilities	3,418,554			3,347,249			3,218,732
Stockholders' equity	641,136			648,216			626,588
Total liabilities and stockholders' equity	$4,059,690			$3,995,465			$3,845,320

Net interest income		$27,544			$27,955			$26,677
Net interest rate spread (4)			2.71%			2.76%			2.86%
Net interest-earning assets (5)	$847,680			$840,769			$794,375
Net interest margin (6)			2.93%			2.96%			3.04%
Average interest-earning assets to interest-bearing liabilities			128.55%			128.99%			128.71%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.